Exhibit 99.3


                  FOSTER WHEELER SECURES NEW CREDIT FACILITIES


     HAMILTON, BERMUDA, August 16, 2002--Foster Wheeler Ltd. (NYSE: FWC) today announced that it has entered into new credit facilities, which will extend into 2005. The new facilities will provide $82 million in increased liquidity to the company. As a result of securing the new credit facilities, $904 million of the company's $1.1 billion in outstanding debt, previously classified as current, has been reclassified as long-term. In addition, the company reported cash balances worldwide of $344 million as of June 28, 2002.

     The new credit arrangements include a $290 million senior secured term loan and revolving credit facility that matures in April 2005, and has no scheduled principal payments prior to maturity. The company has also entered into a $40 million receivables sale agreement that matures in August 2005, and has replaced its previous lease financing facility associated with its Clinton, New Jersey, headquarters complex.

     "I am extremely pleased that we have completed these transactions, which provide greater financial flexibility and enable us to be more competitive in the markets we serve," said Raymond J. Milchovich, chairman, president and chief executive officer of Foster Wheeler Ltd. "We now have the ability to continue with our performance improvement initiatives, which include a plan to generate more than $150 million in cash over the next six months by monetizing assets, resolving project claims and collecting overdue receivables."

     The $290 million senior secured facility includes term loan, revolver, and letter of credit components. This facility replaces the company's previous bank credit facility. It is secured by the domestic assets of the company, the assets and stock of its domestic subsidiaries (excluding the accounts receivable of certain subsidiaries), and a majority of the stock of its first-tier foreign subsidiaries. The company is also required to provide security for its outstanding 6 3/4 % Senior Notes, due 2005, pursuant to the indenture under which they were issued. The Senior Notes will share, on a pari passu basis with the revolver, a portion of the security pledged under the senior secured credit facility.

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     The new $40 million receivables sale agreement replaces the company's previous $50 million agreement, which was terminated and repaid earlier this year. The company's previous lease financing facility, associated with its Perryville III office building, was replaced by a sale-leaseback agreement in connection with the company's Perryville I building. Both buildings are located at Perryville Corporate Park, Clinton, New Jersey.

     Also, as the company announced on July 31, 2002, under the terms of the senior secured credit facility, Foster Wheeler has agreed to continue to defer the dividend on its Preferred Capital Trust I Securities.

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Notes to Editor:

1. Foster Wheeler Ltd. is a global company offering, through its subsidiaries, a broad range of design, engineering, construction, manufacturing, project development and management, research, plant operation and environmental services. The corporation is based in Hamilton, Bermuda, and its operational headquarters are in Clinton, N.J. For more information about Foster Wheeler, visit our World Wide Web site at www.fwc.com.

2.   Safe Harbor Statement

     This news release contains forward-looking statements that are based on management's assumptions, expectations and projections about the various industries within which the corporation operates. Such forward-looking statements by their nature involve a degree of risk and uncertainty. The corporation cautions that a variety of factors, including but not limited to the following, could cause business conditions and results to differ materially from what is contained in forward-looking statements: changes in the rate of economic growth in the United States and other major international economies, changes in investment by the energy, power and environmental industries, changes in regulatory environment, changes in project schedules, changes in trade, monetary and fiscal policies worldwide, currency fluctuations, outcomes of pending and future litigation, protection and validity of patents and other intellectual property rights, and increasing competition by foreign and domestic companies.

                                      # # #

08-16-02

Media Contact:                Sherry Peske       908-730-4444
Shareholder Contact:          John Doyle         908-730-4270
Other Inquiries:                                 908-730-4000